Exhibit 10.9

STEEL MAKING II

Building Lease (Steel-Making II)

Date: November 30th , 2009

Party A: Handan Hongri Metallurgy Co., Ltd.

Party B: Hebei Wu’an Yuanbaoshan Industry Group Co., LTD.

Party A, who primarily manufactures medium and thick sheet steel, is a China-foreign joint venture enterprise owned by Party B and Fakei Investment (Hong Kong) Limited.

For mutual benefit, both parties have reached the following lease through negotiation:

A.
Party A will rent 1791.06 square meters building for Steel-making production from Party B, with a price of 5.00 Yuan per square meter. Annual rental fee would be 107,463.60 Yuan, which will be due on December 31th every year. In case of payment failure, Party A has to pay the annual interest calculated by the city's financial institution standard.

B.	Currently, the lease will expire in 10 years, from January 1st 2010 to December 31st 2019.

C.	During the rental period, the lease will be terminated for restriction of production caused by policy changing or natural disaster, and Party A has to pay rent to Party B for building usage.

D.	If there is a change or supplement to be made for this lease, it has to be taken under provision of both parties. Also, any kind of modification has to be made on the paper with seals of both parties.

E.	For the matters not included, both parties have had understandings under existing principles, and supplements are as effective as this lease.

F.	This lease has 4 copies, and each party has 2 of them.

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STEEL MAKING II

Party A: Handan Hongri Metallurgy Co., Ltd.

          Liu Shenghong
Legal Representative

Date: November 30th , 2009

Party A: Hebei Wu’an Yuanbaoshan Industry group Co., Ltd.

                 Liu Beifang
Legal Representative

Date: November 30th , 2009

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